JNL Series Trust 485BPOS

Ex. 99.28(h)(9)(iii)

Amendment to

Management Fee Waiver Agreement

Between JNL Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Series Trust (the “Trust”), on behalf of each fund listed on Schedule A (each a “Fund,” and collectively, the “Funds”), and Jackson National Asset Management, LLC (the “Adviser”).

Whereas, the Trust and the Adviser (the “Parties”) entered into a Management Fee Waiver Agreement dated April 27, 2020, as amended (the “Agreement”), whereby the Adviser agreed to waive, for each Fund listed on Schedule A, the portion of its advisory fee equal to the Sub-Advisory Fee Waiver, as it may be amended and approved by the Board of Trustees of the Trust (the “Board”), from time to time.

Whereas, the Board has approved, and the Parties have agreed to amend Schedule A of the Agreement to remove: i) the JNL/T. Rowe Price Balanced Fund of the Trust, which merged into the JNL/T. Rowe Price Capital Appreciation Fund of the Trust; and ii) the JNL/T. Rowe Price U.S. High Yield Fund of the Trust, which merged into the JNL/PPM America High Yield Bond Fund of the Trust, effective April 27, 2026.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced, in its entirety, with Schedule A dated April 27, 2026, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 27, 2026.

JNL Series Trust		Jackson National Asset Management, LLC
By:	/s/ Kristen K. Leeman	By:	/s/ Emily J. Bennett
Name:	Kristen K. Leeman	Name:	Emily J. Bennett
Title:	Assistant Secretary	Title:	VP and Deputy General Counsel

Schedule A

Dated April 27, 2026

Funds
JNL Multi-Manager Emerging Markets Equity Fund
JNL/T. Rowe Price Capital Appreciation Equity Fund
JNL/T. Rowe Price Capital Appreciation Fund
JNL/T. Rowe Price Growth Stock Fund
JNL/T. Rowe Price Mid-Cap Growth Fund
JNL/T. Rowe Price Short-Term Bond Fund
JNL/T. Rowe Price Value Fund

A-1